                                                                     EXHIBIT 3.3

Microfilm Number __________________                                             Filed with the Department of State on _________

Entity Number _____________________                                             _______________________________________________
                                                                                  Secretary of the Commonwealth

        STATEMENT WITH RESPECT TO SHARES-DOMESTIC BUSINESS CORPORATION
                             DSCB:15-1522 (REV 90)

         In compliance with the requirements of 15 Pa.C.S. ss.1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1.       The name of the corporation is Pierce Leahy Corp.

         ----------------------------------------------------------------------

2.       (Check and complete one of the following):

         ____     The resolution amending the Articles under 15
                  Pa.C.S.ss.1522(b) (relating to divisions and determinations by the board).

          X       The resolution amending the Articles under 15 Pa.
         ----
                  C.S.ss.1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.

3. The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa. C.S.ss.1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is _______________________ shares.

4. The resolution was adopted by the Board of Directors or an authorized committee thereof on: _______________________________

5.       (CHECK, AND IF APPROPRIATE COMPLETE, ONE OF THE FOLLOWING):

           X      The resolution shall be effective upon the filing this
         -----
                  statement with respect to shares in the Department of State.

         _____    The resolution shall be effective on:_______________________
                                                               Date
                  at ___________
                        Hour

         IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this 26th day of
                                                                 ----
February, 1999.
--------

                                                Pierce Leahy Corp.
                                                -----------------------------
                                                  (Name of Corporation)

                                                By: /s/ Joseph P. Linaugh
                                                    -------------------------
                                                       (Signature)

                                                Title: Vice President
                                                       ----------------------

                      DESIGNATION, RIGHTS AND PREFERENCES
                                    OF THE
                          SERIES A REDEEMABLE SENIOR
                          PAY-IN-KIND PREFERRED STOCK
                                      OF
                              PIERCE LEAHY CORP.


                     RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Articles of Incorporation, of the Corporation, as amended (the "Certificate"), hereby creates and authorizes the issue of a series of the Corporation's preferred stock, par value $.01 per share, and hereby fixes the designation, dividend rate, redemption provisions, voting powers, rights on liquidation or dissolution, and other preferences, rights, and the qualifications, limitations or restrictions thereof (in addition to those set forth in the Certificate) as follows:

         1.     DESIGNATION AND AMOUNT.
                ----------------------

                The shares of one series of Preferred Stock of the Corporation created and authorized hereby shall be designated as "Series A Redeemable Senior Pay-in-Kind Preferred Stock" (hereinafter referred to as the "Senior Preferred Stock") and the number of shares constituting such series shall be 25,000. Capitalized terms used in Sections 1 through 9 of this Designation without definition have the meanings assigned to them in Section 10.

       2.       DIVIDENDS.
                ---------

       (A) Each holder of record of a share of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor pursuant to the Pennsylvania Business Corporation Law (the "Legally Available Funds"),
                                            -----------------------
preferential cumulative dividends as provided for, and payable in accordance with, this SECTION 2. Dividends on each share of Senior Preferred Stock shall accrue at the Applicable Dividend Rate on the sum of the Liquidation Preference and all accumulated and unpaid dividends thereon. Such dividends (i) shall be calculated and compounded quarterly on March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Calculation Date"), commencing June
                                   -------------------------
30, 1999, (ii) shall be fully cumulative, (iii) shall commence to accrue (and shall be deemed earned) on each share of Senior Preferred Stock from its issuance date, whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other Legally Available Funds, and (iv) shall continue to accrue to but excluding the date the Liquidation Preference of such share (plus all accrued and unpaid dividends thereon) is paid in full in cash in immediately available funds. For purposes of determining the amount of dividends accrued on the Senior Preferred Stock pursuant to this SECTION 2 in connection with the sale, redemption or repurchase of any Senior Preferred Stock which may occur between two Dividend Calculation Dates, the Applicable Dividend Rate for such period shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the then current quarterly period and the denominator of which is the total number of days comprising such quarterly period.

       (B) Except as provided in subsection d(i), dividends accrued on the Senior Preferred Stock shall be paid in cash on each Dividend Calculation Date, subject to the availability of Legally Available Funds. If at any time the Corporation distributes less than the total amount of dividends then accrued with respect to the Senior Preferred Stock, such payment will be distributed ratably among the holders of Senior Preferred Stock based upon the aggregate accrued but unpaid dividends on the Senior Preferred stock held by each holder.

       (C) Each such dividend shall be paid to the holders of record of shares of Senior Preferred Stock as they appear on the stock register of the Corporation on such record date as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof, which date shall be not more than 30 days nor less than 10 days preceding the Dividend Payment Date relating thereto.

       (D) (I) The Board of Directors of the Corporation may, in its sole discretion, elect to make payments of dividends in additional shares of Senior Preferred Stock. The number of shares of Senior Preferred Stock payable as such dividends shall be calculated by dividing the aggregate dollar amount which would be payable as a dividend in cash by the Liquidation Preference of the then outstanding Senior Preferred Stock. In the event that any portion of such dividend is not evenly divisible by the Liquidation Preference of the then outstanding Senior Preferred Stock, the Corporation may elect to pay to each holder that portion of such dividend which is not evenly divisible by the Liquidation Preference of the then outstanding Senior Preferred Stock (the "Remainder") (i) in fractional shares or (ii) in cash, out of Legally Available Funds. A dividend paid in additional shares of Senior Preferred Stock shall be deemed satisfied in full if the sum of the aggregate Liquidation Preference of such additional shares of Senior Preferred Stock and the aggregate Remainder, if any, whether paid in cash or in fractional shares, is equal to the amount of the dividend which was payable on such Dividend Calculation Date.

                (II) If all or a portion of the Remainder is not paid on or before the Dividend Calculation Date next succeeding the Dividend Calculation Date on which the Remainder was payable, such accrued but unpaid dividends shall be added (solely for the purpose of calculating dividends payable on the Senior Preferred Stock) to the Liquidation Preference of the Senior Preferred Stock effective at the beginning of the period commencing or the Dividend Calculation Date next succeeding the Dividend Calculation Date on which the Remainder was payable, and shall thereafter accrue additional dividends at the Applicable Dividend Rate until such unpaid dividends have been paid in full.

       (E) No dividend or other distribution shall be declared or paid upon or set apart for any Junior Securities, nor shall any Junior Securities be redeemed or purchased by the Corporation or any subsidiary or other affiliate thereof, nor shall any money be paid to or made available for a sinking or other analogous fund for redemption or purchase of any Junior Securities, in each case until the Senior Preferred Stock shall have been redeemed in full for cash in immediately available funds as provided in SECTION 3 or SECTION 4.

       3.    OPTIONAL REDEMPTION.
             -------------------

       (A)   OPTIONAL REDEMPTION; REDEMPTION PRICE. The shares of Senior
             -------------------------------------
Preferred Stock shall be redeemable, in whole or in part, out of Legally Available Funds, at the option of the Corporation, at any time upon giving notice as provided in SECTION 3(B) below, at the Redemption Price, payable in cash in immediately available funds.

       (B)   NOTICE OF REDEMPTION. At least 5 days but not more than 30 days
             --------------------
prior to the date fixed for the redemption of shares of the Senior Preferred Stock pursuant to paragraph (a) above (the "Optional Redemption Date"), written
                                            ------------------------
notice of such redemption shall be hand delivered or mailed to each holder of record of shares of Senior Preferred Stock. Each such notice shall state: (i) the Optional Redemption Date; (ii) the cash Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Prices; and (iv) that dividends on the Senior Preferred Stock shall cease to accrue on the Optional Redemption Date. On or after the Optional Redemption Date each holder of shares of Senior Preferred Stock shall present and surrender its, his or her certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or on the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Optional Redemption Date (unless default shall be made by the Corporation in payment of the Redemption Price), all dividends on the Senior Preferred Stock shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividends up to the date of redemption), without interest, upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and such shares not be deemed to be outstanding for any purpose whatsoever.

          4.      OTHER REDEMPTIONS.
                  -----------------

          (A)     REDEMPTION DATE.  Irrespective of the provisions of SECTION 3,
                  ---------------
the Corporation will, subject to the consent of the Senior Lenders or the prior payment in full in cash of the Companies' indebtedness to the Senior Lenders and subject also to the conditions set forth in paragraph (b) below, redeem each outstanding share of the Senior Preferred Stock from the holders thereof at the Redemption Price, payable in cash in immediately available funds on the Scheduled Redemption Date.

          (B)     INSUFFICIENT FUNDS.  If Legally Available Funds on the
                  ------------------
Scheduled Redemption Date (based on the highest valuation of the Corporation's assets permissible under applicable law) are insufficient to redeem all of the Senior Preferred Stock then outstanding as required under this SECTION 4, then, subject to the consent of the Senior Lenders or the prior payment in full of the Senior Debt, then, at the option of the holders of a majority of the outstanding shares of the Senior Preferred Stock, those funds which constitute Legally Available Funds will be used to redeem the maximum possible number of shares of Senior Preferred Stock ratably on the basis of the number of shares of Senior Preferred Stock which would be redeemed on such date if Legally Available Funds had been sufficient to redeem all outstanding shares of Senior Preferred Stock. Subject to the consent of the Senior Lenders or the prior payment in full of the Senior Debt, the balance of the Redemption Price for such shares shall remain an obligation of the Corporation and shall become due and payable, in cash in immediately available funds, as soon as there are Legally Available Funds therefor. In case less than all Senior Preferred Stock represented by any stock certificate is redeemed in any redemption pursuant to this SECTION 4, a new certificate will be issued and delivered on the Scheduled Redemption Date representing the unredeemed Senior Preferred Stock without cost to the holder thereof.

          (C)     OWNERSHIP CHANGE. The Corporation will, subject to the consent
                  ----------------
of the Senior Lenders and in compliance with the Corporation's public indentures, make an offer to the Purchaser to redeem all of the shares of Senior Preferred Stock outstanding at 101% of the Redemption Price in the event of an Ownership Change.

          5.      VOTING RIGHTS.
                  -------------

          (A)     Except as set forth in this SECTION 5, the holders of Senior

Preferred Stock shall not, except as required by law or as set forth in SECTION 5(B), have any right or power to vote on any question in any proceeding or to be represented at, or to receive notice of, any meeting of the Corporation's stockholders. On any matters on which the holders of the Senior Preferred Stock shall be so entitled to vote, they shall be entitled to one vote for each share held.

          (B) So long as any shares of the Senior Preferred Stock are outstanding, in addition to the vote or consent of the holders of any Junior Securities which may be required by law, the Certificate of Incorporation or By-laws of the Corporation or by the Certificate of Designation of the Senior Preferred Stock, the consent of the holders of a majority of all of the outstanding shares of Senior Preferred Stock (given in person or by proxy, at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Senior Preferred Stock voting as a class and with each share of Senior Preferred Stock having one vote or given by written consent in lieu of such meeting in accordance with the By-laws of the Corporation) shall be required before the Corporation may (or may permit any of its Subsidiaries to):

                  (I) authorize, effect or validate the amendment, alteration or repeal of any of the provisions of this Certificate of Designation or of any amendment thereto, or of the Certificate of Incorporation or By-Laws of the Corporation that, in any case, would have an adverse effect on the designations, rights, preferences, powers or privileges of, or the restrictions provided for the benefit of, shares of Senior Preferred Stock;

                  (II) create any class or series of capital stock ranking prior to or on parity with the Senior Preferred Stock with respect to rights to receive dividends, redemption payments or distributions upon liquidation or winding up of the Corporation;

                  (III) increase or decrease the number of authorized shares of Senior Preferred Stock, except for any increase to implement the provisions of Section 2(d) hereof;

                  (IV) declare, order, pay or make any dividends or other distributions on, or redeem or purchase, any Junior Securities or other equity securities (other than dividends payable by the Subsidiaries to the Corporation or another Subsidiary) set aside any sum or property therefor (including any sinking or other analogous fund), except (A) to increase the liquidation preference of the Senior Preferred Stock by adding accrued but unpaid dividends in accordance with the provisions of Section 2(b) of the Certificate of Designation of the Series A Preferred Stock, and (B) as provided for herein.

          (C) The holders of the Senior Preferred Stock, voting together as a class with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two additional members to the Board of Directors of the Corporation if the Corporation fails to declare dividends for two or more consecutive quarters or fails to pay dividends (in cash or shares of Senior Preferred Stock) for two or more consecutive quarters when able to do so.

          (D) Notwithstanding anything herein to the contrary, the consent of the holders of 100% of all of the outstanding shares of Senior Preferred Stock shall be required before the Corporation may modify the Dividend Rate, Liquidation Preference or Redemption Price of the Senior Preferred Stock.

          6.      LIQUIDATION PREFERENCE.
                  ----------------------

          In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Senior Preferred Stock shall be entitled to receive in cash in immediately available funds, out of the remaining net assets of the Corporation, and before any distribution of any kind shall be made to the holders of the Junior Securities, the Liquidation Preference for each share of Senior Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) to the date fixed for distribution.

          7.      RANKING OF SENIOR PREFERRED STOCK. The Senior Preferred Stock
                  ---------------------------------
shall rank prior to any other equity securities of the Corporation, including all classes of the Common Stock

          8.      CERTAIN COVENANTS. During the period any Senior Preferred
                  -----------------
Stock remains outstanding, the Corporation shall comply with the covenants set forth in Sections 4.2 and 4.6 through 4.16 of the Indenture as in effect as of the date hereof, dated as of April 7, 1998, among the Corporation, Pierce Leahy Command Company and the Bank of New York, as trustee.

          9.      INFORMATION. The Corporation will furnish to each holder of
                  -----------
record of Senior Preferred Stock:

          (A) as soon as available and in any event within 120 days after the end of each fiscal year of the Corporation, a consolidated balance sheet of the Corporation as of the end of such fiscal year and the related statement of operations, cash flow and stockholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by the Corporation's independent public accountants; and

          (B) as soon as available and in any event within 45 days after the end of each fiscal quarter, a consolidated balance sheet of the Corporation as of the end of such fiscal quarter and the related statement of operations and cash flow for such fiscal quarter and for the portion of the Corporation's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the Corporation's previous fiscal year.

          10.     DEFINITIONS. As used in this Certificate of Designation, the
                  -----------
following terms have the following respective meanings:

          APPLICABLE DIVIDEND RATE
          ------------------------

          (A) From the date the Senior Preferred Stock is issued through and including the date which is 6 months following the issuance date, a rate equal to 300 basis points in excess of the Yield-To-Worst on the Pierce Leahy Command Company's 8-1/8% Senior Notes due 2008on the date immediately preceding the date of issuance. The dividend rate shall increase 100 basis points six months following the issuance date and an additional 50 basis points each three months thereafter, subject to a maximum of 18%. The dividend rate shall increase by an additional 250 basis points 30 days following the date on which the Corporation could repay the Senior Preferred Stock under its existing public indentures and the Credit Agreement.

          (B) Upon any subsequent issuance of the Senior Preferred Stock (other than pursuant to Section 2(d) hereof), the dividend rate on all of the Senior Preferred Stock will be reset at the higher of the current dividend rate or 300 basis points in excess of the current Yield-To-Worst on the Pierce Leahy Command Company's 8-1/8% Senior Notes due 2008 on the date immediately preceding the date of issuance. The dividend rate shall be further increased as set forth in (a) above.

          (C) The dividend rate will increase an additional 25 basis point per quarter, subject to a maximum increase of an additional 100 basis points if the Corporation fails to file a registration statement for or an offer to exchange the Senior Preferred Stock within 270 days of issuance and to cause such registration statement or offer to exchange to become effective within 360 days of issuance.

          BUSINESS DAY. With respect to the Preferred Stock, any day other than
          ------------
          a Saturday, Sunday or any day on which the New York Stock Exchange is closed.

          COMMON STOCK.  The Common Stock, $.01 par value of the Corporation.
          ------------

          COMPANIES.  The Corporation and the Subsidiaries.
          ---------

          CREDIT AGREEMENT. That certain credit agreement among the Corporation,
          ----------------
          Pierce Leahy Command Company and the Canadian Imperial Bank of Commerce as US Administrative Agent and Canadian Administrative Agent as in effect on February 26, 1999.

          INDEBTEDNESS.  The meaning of "Indebtedness" set forth in the Credit
          ------------
          Agreement, as in effect on February 26, 1999.

          JUNIOR SECURITIES. The Common Stock and any other class or series of
          -----------------
          shares of capital stock of the Corporation hereafter authorized over which the Senior Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          LIQUIDATION PREFERENCE.  With respect to each share of the Senior
          ----------------------
          Preferred Stock, $1000.

          OWNERSHIP CHANGE.  Any "change in control" of the Corporation as
          ----------------
          defined in its public indentures.

          PERSON. Any individual, corporation, partnership, joint venture, trust
          ------
          or unincorporated organization or any government or any agency or political subdivision thereof

          PREFERRED STOCK. The Senior Preferred Stock of the Corporation, par
          ---------------
          value $.01 per share.

          REDEMPTION PRICE. 100% of the Liquidation Preference of such share of
          ----------------
          the outstanding Senior Preferred Stock plus all accrued but unpaid dividends thereon (whether or not declared) to the date of redemption.

          SCHEDULED REDEMPTION DATE.  November 30, 2009.
          -------------------------

          SENIOR DEBT.  The Corporation's Indebtedness to its Lenders set forth
          -----------
          in the Credit Agreement.

          SENIOR LENDERS.  The Corporation's senior lenders in the Credit
          --------------
          Agreement.

          SUBSIDIARY(IES).  Any corporation, general or limited partnership or
          ---------------
          other entity the majority of the outstanding voting or ownership interests in which are from time to time owned by the Corporation or any other Subsidiary.

          YIELD-TO-WORST. The lowest yield on the Pierce Leahy Command Company's
          --------------
          8 % Senior Notes (the "Command Notes") due 2008 assuming the Command Notes will be redeemed by Pierce Leahy Command Company at any of the stated call dates specified in the indenture governing the Command Notes.

          11.   AVAILABLE INFORMATION. The full text of any agreement referred
                ---------------------
          to in this Designation is on file and available upon request at the principal place of business of the Corporation at 631 Park Avenue, King of Prussia, Pennsylvania 19406.